Exhibit 10.3

LOAN REVISION AGREEMENT

This Loan Revision Agreement amends the terms of that certain loan (“Loan”) evidenced by a Note Secured by Deed of Trust dated June 3, 2004, in favor of City National Bank, a national banking association (“CNB”) executed by Daily Journal Corporation, a South Carolina corporation (“Borrower”) in the original principal amount of $3,400,000.00 (“Note”). The Note is secured by that certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated June 3, 2004 (“Deed of Trust”) executed by Borrower as trustor for the benefit of CNB, recorded on June 17, 2004, as Instrument No. 04-1547725, in the Official Records of Los Angeles County, State of California, (“Deed of Trust”).

CNB and Borrower hereby agree that the terms and conditions of the Note shall be amended as follows:

The second paragraph of the Note is deleted in its entirety and replaced with the following:

“There shall be two advances hereunder with an initial advance in the amount of $2,856,682.27 and a second advance of $543,317.73 to be made by CNB after the conditions as set forth in that certain letter agreement dated June 3, 2004 by and between Borrower and CNB have been met.

Principal and interest together are payable in initial installments of Twenty-Two Thousand Forty-Five and 94/100 Dollars ($22,045.94) each month commencing on the first day of August, 2004 and continuing thereafter on the same day of each month until maturity as stated above when all unpaid interest and principal shall be payable. Upon the second advance, CNB shall reamortize the then unpaid principal balance of this Note and recalculate the monthly payment set forth above to an amount equal to an amount that would be sufficient to repay the unpaid principal amount of this Note based on the remainder twenty year amortization. The new monthly payment shall be due and payable commencing on the first day of the second calendar month following the date of the second advance. CNB acknowledges that no Prepayment Penalty applies to this Note.”

This Loan Revision Agreement shall amend the Note only as set forth above. CNB and Borrower agree that all other terms and conditions of the Note, and the Deed of Trust, shall remain in full force and effect.

This Loan Revision Agreement is executed and shall become effective as of August 1, 2004.

“Borrower”	Daily Journal Corporation,
a South Carolina corporation

	By:	/s/ Gerald L. Salzman
Gerald L. Salzman, President

City National Bank, a
national banking association

	By:	/s/ Paul Branks
Paul Branks, Senior Vice President